EXHIBIT  99.1


                       INCYTE GENOMICS ANNOUNCES NEW ROLE
                 FOR COMPANY PRESIDENT AS CHAIRMAN OF THE BOARD

       Dr. Scott and Incyte Announce Intent to Create New E-Health Company


Palo Alto, CA August 23, 2000 -- Incyte Genomics, Inc. (Nasdaq: INCY), the leading genomic information company, announced today that Dr. Randy Scott will assume the role of Chairman of the Board and launch a new e-health company that is expected to be closely affiliated with Incyte.

The Incyte Board of Directors has begun a nationwide search for a new president and hopes to name a replacement later this year.

Dr. Scott, 42, is one of Incyte's 10 co-founders and has been chief scientific officer since the company's inception. He assumed the presidency in 1997 and has been instrumental in developing the company's vision and business strategy in the rapidly evolving genomics industry.

In his new role Dr. Scott will continue to provide strategic direction for Incyte, while overseeing the board. He also has begun the formation of a new technology company based upon the application of Incyte's technology and databases. The new e-health entity will link individuals with genomic information to help them understand their disease and participate in the search for a cure.

"For the past 10 years we have watched Incyte grow and mature into the world's leading genomics information company, and there continues to be amazing opportunity for expansion," Dr. Scott said. "I am looking forward to continuing my role in providing strategic guidance, while expanding my involvement at the board level."

"At the same time I am equally excited about beginning a new phase in my life as head of a new company that will bring genomics to the general public," Dr. Scott said. "Every day researchers are discovering new ways to harness the power of genomics to improve health care. This new entity will be on the cutting edge of that health care revolution."

Roy A. Whitfield, Incyte's Chief Executive Officer, praised Dr. Scott for his contributions as president and chief scientific officer.

"Randy's dedication, along with his leadership, strategic and scientific skills have been a major reason for Incyte's success," Whitfield said, adding that he is confident his fellow co-founder can duplicate that success with the new venture.

"This year has been exceptional at Incyte and Randy's new role and company will help ensure that our success and progress continue," Whitfield said. "As we continue to increase our market share in the genomics industry with innovative approaches like the recently announced www.incyte.com, we look forward to
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becoming a major force in the dissemination of genomic information to consumers.
Randy's new company represents an intriguing option for Incyte to pursue this new market."

Incyte's CEO thanked the retiring board chairman, Jeff Collinson, for his numerous contributions to the company.

"Jeff has been at the helm of the board since its inception and has been instrumental in the development of Incyte, not only as a founding investor, but also as a key player in creating our industry revolutionizing business model," Whitfield said. "His firm belief in the company, his senior counsel and his ongoing support have made Incyte the genomics powerhouse that it is, and for that we are grateful."

On September 1, Dr. Scott will assume his new role and Mr. Collinson will continue serving as an Incyte board member.

Incyte Genomics, Inc. is the leading provider of an integrated platform of genomic technologies designed to aid in the understanding of the molecular basis of disease. Incyte develops and markets genomic databases and partnership programs, genomic data management software, microarray-based gene expression services, related reagents and services. These products, programs and services assist pharmaceutical and biotechnology researchers with all phases of drug discovery and development including gene discovery, understanding disease pathways, identifying new disease targets and the discovery and correlation of gene sequence variation to disease. For more information, visit Incyte's web site at www.incyte.com.
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Except for the historical information contained herein, the matters set forth in this press release are forward-looking statements within the meaning of the "safe harbor" provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements, including statements regarding anticipated business relationships, the utility of genomics for consumer applications, and the size of the market opportunity are subject to risks and uncertainties that may cause actual results to differ materially, including the ability of the company or any new company to meet product development and release goals, possible regulatory and public policy risks, and the negotiation of definitive agreements, and other risks detailed from time to time in Incyte's SEC reports, including its Quarterly Report on Form 10-Q for the quarter ended June 30, 2000. Incyte disclaims any intent or obligation to update these forward-looking statements.

--
Angela  R.  Parker
Investor  Relations
Incyte  Genomics,  Inc.
3160  Porter  Drive
Palo  Alto,  CA  94304
(650)  845-4106  direct
(650)  621-7645  fax
http://www.incyte.com
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